Exhibit 99.1

LEGACY RESERVES LP
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007

		Binger	Ameristate	TSF	Raven OBO
	Legacy	Acquisition	Acquisition	Acquisition	Acquisition	Pro Forma
	Historical	Historical	Historical	Historical	Historical	Adjustments		Pro Forma

Revenues:
Oil sales	$83,301,093	$2,038,092	$301,823	$930,101	$2,160,152	$-		$88,731,261
Natural gas sales	21,433,155	573,873	196,596	397,477	725,726	-		23,326,827
Natural gas liquids sales	7,502,231	993,057	-	-	320,918	-		8,816,206
	-	-	-	-		-
Total revenues	112,236,479	3,605,022	498,419	1,327,578	3,206,796	-		120,874,294

Expenses:
Oil and natural gas production	27,128,853	1,217,586	89,361	110,403	1,150,157	-		29,696,360
Production and other taxes	7,889,219	316,242	43,794	105,710	224,959	-		8,579,924
General and administrative	8,392,002	-	-	-	-	-		8,392,002
Depletion, depreciation, amortization and accretion	28,414,731	-	-	-		720,279	(a)	30,476,092
						196,740	(c)
						235,622	(e)
						908,720	(g)
Impairment of long-lived assets	3,204,416	-	-	-	-	-		3,204,416
Loss on disposal of asets	526,519	-	-	-	-	-		526,519
Total expenses	75,555,740	1,533,828	133,155	216,113	1,375,116	2,061,361		80,875,313

Operating income (loss)	36,680,739	2,071,194	365,264	1,111,465	1,831,680	(2,061,361)		39,998,981

Other income (expense):
Interest income	320,969	-	-	-	-	-		320,969
Interest expense	(7,117,900)	-	-	-	-	(565,863)	(b)	(8,825,937)
						(115,667)	(d)
						(344,240)	(f)
						(682,267)	(h)
Equity in income of partnerships	77,144	12,210	-	-	-	-		89,354
Realized gain on oil, NGL and natural gas swaps	211,003	-	-	-	-	-		211,003
Unrealized loss on oil, NGL and natural gas swaps	(85,367,036)	-	-	-	-	-		(85,367,036)
Other	(129,231)	-	-	-		-		(129,231)
Income (loss) before income taxes	(55,324,312)	2,083,404	365,264	1,111,465	1,831,680	(3,769,398)		(53,701,897)
Income taxes	(337,227)	-	-	-	-	-		(337,227)
Net income (loss)	$(55,661,539)	$2,083,404	$365,264	$1,111,465	$1,831,680	$(3,769,398)		$(54,039,124)

Net loss per unit -
basic and diluted	$(2.13)							$(2.05)

Units used in computing net loss
per unit: basic and diluted	26,155,439					175,838	(a)	26,331,277

See accompanying notes to unaudited pro forma combined financial statements.

1.         Basis of Presentation:

The financial statement included in this report presents a pro forma combined results of operations reflecting the pro forma effect of certain transactions, discussed in detail below, entered into by Legacy Reserves LP (“Legacy” or the “Partnership”).

The unaudited pro forma combined statement of operations gives effect to the acquisition of the oil and natural gas properties of the Binger Properties, Ameristate Properties, TSF Properties and  Raven OBO Properties as if the transactions had occurred on January 1, 2007.  The acquisition of the Binger Properties was completed on April 16, 2007 and the operating results related to the acquired properties are included in Legacy’s historical results after April 16, 2007.  The acquisition from Ameristate Exploration, LLC was completed on May 1, 2007 and the operating results related to the acquired properties are included in Legacy’s historical results after May 1, 2007.  The acquisition of the TSF Properties was completed on May 25, 2007 and the operating results related to the acquired properties are included in Legacy’s historical results after May 25, 2007.  The acquisition of the Raven OBO Properties was completed on August 3, 2007 and the operating results related to the acquired properties are included in Legacy’s historical results after August 3, 2007.

The unaudited pro forma combined statement of operations for the year ended December 31, 2007 is derived from:

•                  the historical consolidated financial statements of Legacy;

•                  the historical statements of revenues, direct operating expenses and equity income of certain oil and natural gas properties and other interests acquired by Legacy from Nielson (Binger Properties);

•                  the historical statements of revenues and direct operating expenses of certain oil and natural gas properties acquired by Legacy from Ameristate (Ameristate Properties);

•                  the historical statements of revenues and direct operating expenses of certain oil and natural gas properties acquired by Legacy from Fields (TSF Properties);

•                  the historical statements of revenues and direct operating expenses of certain oil and natural gas properties acquired by Legacy from Raven (Raven OBO Properties);

•                  pro forma adjustments based on assumptions we have deemed appropriate.

The transactions and the related adjustments are described in the accompanying notes.  In the opinion of the Partnership's management, all adjustments have been made that are necessary to present fairly, in accordance with Regulation S-X, the pro forma combined financial statements.

The unaudited pro forma combined statement of operations is presented for illustrative purposes only, and does not purport to be indicative of the results of operations that would actually have occurred if the transactions described had occurred as presented in such statements or that may be obtained in the future.  In addition, future results may vary significantly from the results reflected in such statements due to factors described in “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2007 and elsewhere in the Partnership’s reports and filings with the Securities and Exchange Commission (“SEC”).  The unaudited pro forma combined statement of operations should be read in conjunction with our historical consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007.

The pro forma statement should also be read in conjunction with the historical financial statements and the notes thereto of the acquired businesses reflected therein as filed by Legacy with the SEC.

2.         Pro Forma Adjustments:

The unaudited pro forma combined financial statement reflects the following adjustments:

a. On April 16, 2007 Legacy purchased oil and natural gas properties from Nielson located in Caddo County, Oklahoma. The final net purchase price as determined by a post-closing settlement was $45.3 million, with $29.52 million paid in cash and the remaining $15.75 million via the issuance of 611,247 Legacy units at $25.77 per unit. The effective date of our ownership is February 1, 2007. The assets acquired consist of: (1) a 54.5% working interest in the East Binger (Marchand) Unit in Caddo County, Oklahoma with respect to 51 producing wells and 32 water injection wells and (2) a 50% ownership interest in Binger Operations, LLC (“BOL”), the principal purpose of which is to operate the East Binger Unit. Via Legacy’s 50% ownership of BOL, we own an additional 0.74% working interest in the East Binger Unit. Legacy accounts for its 50% ownership of BOL under the equity method. The estimated $45.3 million net purchase price was allocated as follows: $14.7 million recorded as lease and well equipment, $30.0 million as leasehold costs and $0.6 million as investment in BOL. Asset retirement obligations of approximately $185,000 were recorded in connection with this transaction.

As a result of the purchase above, to record incremental depreciation, depletion, amortization and accretion, using the units of production method.

b. To record incremental interest expense associated with $29.0 million of borrowings under Legacy’s revolving credit agreement incurred to fund the acquisition of oil and natural gas properties from Nielson, using an interest rate of 6.69% to reflect the interest rate at closing of the acquisition on April 16, 2007.

c. On May 1, 2007 Legacy purchased oil and natural gas properties from Ameristate located in the Permian Basin of southeast New Mexico. The stated purchase price was $5.5 million cash before post-closing adjustments. The effective date of our ownership is January 1, 2007. The Ameristate Properties consist primarily of working interests in 39 producing wells located in Lea and Eddy counties in southeast New Mexico, 15 of which are operated and 24 of which are non-operated. The $5.2 million net purchase price was allocated with $0.5 million recorded as lease and well equipment and $4.7 million of leasehold costs. Asset retirement obligations of approximately $51,000 were recorded in connection with this transaction.

As a result of the purchase above, to record incremental depreciation, depletion, amortization and accretion, using the units of production method.

d. To record incremental interest expense associated with $5.0 million of borrowings under Legacy’s revolving credit agreement incurred to fund the acquisition of oil and natural gas properties from Ameristate, using an interest rate of 6.94% to reflect the interest rate at closing of the acquisition on May 1, 2007.

e. On May 25, 2007 Legacy purchased oil and natural gas properties from Fields located in the Permian Basin of west Texas. The stated purchase price was $15.3 million cash before post-closing adjustments. The effective date of our ownership is March 1, 2007. The TSF Properties consist primarily of working interests in 19 operated producing wells located in Midland, Reagan and Upton counties in west Texas. The $14.9 million net purchase price was allocated with $1.9 million recorded as lease and well equipment and $13.0 million of leasehold costs. Asset retirement obligations of approximately $99,000 were recorded in connection with this transaction.

As a result of the purchase above, to record incremental depreciation, depletion, amortization and accretion, using the units of production method.

f. To record incremental interest expense associated with $13.0 million of borrowings under Legacy’s revolving credit agreement incurred to fund the acquisition of oil and natural gas properties from TSF, using an interest rate of 6.62% to reflect the interest rate at closing of the acquisition on May 25, 2007.

g. On August 3, 2007 Legacy purchased oil and natural gas properties from Raven located primarily in the Permian Basin of west Texas. The stated purchase price was $20.3 million cash before post-closing adjustments which have not been finally determined. The effective date of our ownership is July 1, 2007. The Raven OBO Properties consist of working interests in 450 non-operated wells in 98 separate properties. The estimated $19.9 million net purchase price was allocated with $1.6 million recorded as lease and well equipment and $18.3 million of leasehold costs. Asset retirement obligations of approximately $224,000 were recorded in connection with this transaction.

To record the Raven OBO acquisition and related incremental depreciation, depletion, amortization and accretion, using the units of production method.

h. To record incremental interest expense associated with $17.0 million of borrowings under Legacy’s revolving credit agreement incurred to fund the acquisition of oil and natural gas properties from Raven, using an interest rate of 6.88% to reflect the interest rate at closing of the acquisition on August 3, 2007.